Exhibit 5.3

[Letterhead of]

The Magee Law Firm, PLLC
[McLean, VA Office]

June 30, 2005

Cincinnati Bell Inc.
7% Senior Notes Due 2015
8 3/8% Senior Subordinated Notes Due 2014
Form S-4 Registration Statement

Ladies and Gentlemen:

     We have acted as Virginia counsel for BCSIVA Inc., a Virginia Corporation (the “Company”), in connection with the filing by its parent company, Cincinnati Bell Inc. (“CBI”), an Ohio Corporation, with the Securities and Exchange Commission (the “Commission”) of a registration statement on Form S-4 (the “Registration Statement”) under the Securities Act of 1933 (the “Act”), relating to the issuance of up to (i) $250,000,000 aggregate principal of CBI’s 7% Senior Notes due 2015 (“Senior Notes”); and (ii) an additional $100,000,000 aggregate principal amount of CBI’s 8 3/8% Senior Subordinated Notes due 2014 (“Senior Subordinated Notes”). The Senior Notes are to be issued pursuant to the indenture dated as of February 16, 2005, among CBI, CBI’s subsidiaries, including the Company, listed on the signature pages thereto (collectively the “Guarantors”), and The Bank of New York, as trustee (the “Trustee”) (“Senior Notes Indenture”). The Senior Subordinated Notes are to be issued pursuant to the existing indenture dated as of November 19, 2003, among CBI, CBI’s subsidiaries listed on the signature pages thereto (collectively the “Subordinated Guarantors”) and the Trustee, as supplemented by the supplemental guarantee dated as of February 16, 2005 (the “Supplemental Guarantee”) (collectively, the “Senior Subordinated Notes Indenture”, and together with the Senior Notes Indenture, the “Indentures”). Capitalized terms used but not defined herein shall have the meaning assigned thereto in the Indentures.

     In that connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary or appropriate for purposes of this opinion, including: (a) the Amended Articles of Incorporation of the Company; (b) the Amended Certificate of Incorporation of the Company; (c) the resolutions adopted by the Board of Directors of the Company; and (d) the Indentures.

     Based on the foregoing, we are of opinion as follows:

 2

     Each of the Indentures has been duly authorized, executed and delivered by the Company to the extent it is a party thereto. The Senior Notes, the Senior Subordinated Notes, and the Guarantees to be endorsed thereon have been duly authorized by the Company to the extent it is a party thereto.

     We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. We also consent to the reference to our firm under the caption “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are experts within the meaning of Section 7 of the Act or included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

     We are admitted to practice in the Commonwealth of Virginia and we express no opinion as to matters governed by any laws other than the laws of the Commonwealth of Virginia and the Federal laws of the United States of America.

     We are furnishing this opinion to you, solely for your benefit. This opinion may not be relied upon by any other person (including by any person that acquires the securities from you) or for any other purpose, or used, circulated, quoted or otherwise referred to for any other purpose.

Very truly yours,

/s/ The Magee Law Firm, PLLC

Cincinnati Bell Inc.
     201 East Fourth Street
          Cincinnati Ohio 45202